Exhibit 4

JOINDER AGREEMENT

TO

REGISTRATION RIGHTS AGREEMENT

This JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT, dated as of September 14, 2020 (the “Joinder Agreement”) is made by and between Universal Technical Institute, Inc., a Delaware Corporation (the “Company”) and the undersigned (the “Joining Party”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Registration Rights Agreement.

WHEREAS, the Company and Coliseum Holdings I, LLC, a Delaware limited liability company (“Coliseum Holdings”), entered into that certain Registration Rights Agreement, dated as of June 24, 2016, as amended from time to time in accordance with its terms (the “Registration Rights Agreement”); and

WHEREAS, Coliseum Holdings has transferred Registrable Securities to the Joining Party, and the Joining Party now wishes to join and become a party to the Registration Rights Agreement pursuant to Section 11(d) thereof, and the Company wishes to accept the Joining Party as a party thereto, all on the terms of this Joinder Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Joinder. The Joining Party hereby joins and becomes a party to, and the Company hereby accepts the Joining Party as a party to, the Registration Rights Agreement. The Company and the Joining Party each acknowledge and agree that the Joining Party is entitled to the benefits, and is subject to the obligations, of a Holder of Registrable Securities under the Registration Rights Agreement.

2. Acknowledgment. The Joining Party acknowledges that it has received and reviewed a complete copy of the Registration Rights Agreement. The Joining Party acknowledges that in order to exercise its rights under the Registration Rights Agreement, it must provide information to the Company information with respect to itself and the Registrable Securities pursuant to Section 4(b) of the Registration Rights Agreement.

3. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Joinder Agreement will be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4. Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement as of the date first written above.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:	/s/ Troy R. Anderson
Name:	Troy R. Anderson
Title:	Executive Vice President & Chief Financial
Officer

COLISEUM CAPITAL PARTNERS, LP

By:	/s/ Adam L. Gray
Name:	Adam L. Gray
Title:	Managing Partner

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun
Name:	Abayomi A. Adigun
Title:	Investment Manager DUMAC, Inc., Authorized Agent

By:	/s/ Jannine M. Lall
Name:	Jannine M. Lall
Title:	Head of Finance & Controller DUMAC, Inc., Authorized Agent

ADAM L. GRAY REVOCABLE TRUST U/A/D
OCTOBER 5, 2006

By:	/s/ Adam L. Gray
Name:	Adam L. Gray
Title:	Trustee

SHACKELTON 2015 FAMILY TRUST

By:	/s/ Christopher S. Shackelton
Name:	Christopher S. Shackelton
Title:	Trustee

/s/ Adam L. Gray
ADAM L. GRAY

[Signature Page to Joinder Agreement (Registration Rights Agreement)]

/s/ Kerri E. Miller
Kerri E. Miller

/s/ Christopher Shackelton
Christopher Shackelton

[Signature Page to Joinder Agreement (Registration Rights Agreement)]